Exhibit 23.1

October 14, 2014

To the Members of the Board of Directors and

the Audit Committee of

PSM Holdings, Inc.

5900 Mosteller Dr., Ste 3

Oklahoma City, OK 73112

To the Board of Directors and Audit Committee:

We hereby consent to the use of our report dated October 14, 2014 relating to the financial statements of PSM Holdings, Inc. and its subsidiaries for the year ended June 30, 2014, and to the references to our firm, in the form 10-K to be filed on October 14, 2014.

Very truly yours,

Accounting & Consulting Group, LLP